SUBSTITUTE POWER OF ATTORNEY

Pursuant to written powers of attorney, copies of which were previously filed (the ?Powers of Attorney?), the undersigned, Amy Weaver, has been constituted and appointed true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to do and perform every act and thing whatsoever requisite, necessary or proper to be done in the exercise of the rights and powers granted in said Powers of Attorney, by the following individuals:

Keith Block
Craig Conway
Alan Hassenfeld
Parker Harris
George Hu
Maria Martinez
Burke Norton
Colin Powell
Craig Ramsey
Sanford R. Robertson
John V. Roos
Graham Smith
Larry Tomlinson
Robin Washington
Maynard Webb

Know all by these presents, that, pursuant to the powers granted to the undersigned in the Powers of Attorney, the undersigned hereby constitutes and appoints each of Sarah Dods as substitute to the undersigned attorney-in-fact, with full power of substitution or revocation, and with full power and authority to do and perform every act and thing whatsoever requisite, necessary or proper to be done in the exercise of the rights and powers granted to the undersigned in said Powers of Attorney. For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned herself in the Powers of Attorney.

This Substitute Power of Attorney shall remain in full force and effect unless and until revoked by the undersigned.

IN WITNESS WHEREOF, the undersigned has caused this Substitute
Power of Attorney to be executed as of this 27th day of March, 2014.

By: /s/Amy Weaver
Name: Amy Weaver